PROFIRE ENERGY, INC.
2014 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made this 12th day of October, 2017 (the “Effective Date”), by and between Profire Energy, Inc., a Nevada corporation (the “Company”), and Ryan Oviatt (“Participant”). All capitalized terms used herein but not defined herein shall have the meanings given to them in the Profire Energy, Inc. 2014 Equity Incentive Plan, as amended (the “Plan”).
1.    Award. The Company hereby grants to Participant a restricted stock unit award (the “Award”) covering up to 66,758 shares (the “Shares”) of Common Stock, par value $0.001 per share, of the Company according to the terms and conditions set forth herein and in the Plan. Each restricted stock unit (a “Unit”) represents the right to receive one Share, subject to the vesting requirements of this Agreement and the terms of the Plan. The Units are granted under Section 6(c) of the Plan. A copy of the Plan will be furnished upon request of Participant.
2.    Performance Metrics and Vesting.
(a)Except as otherwise provided in this Agreement, the number of Units granted under this Award that actually vest will be vested on the date (the “Vesting Date”) that the Committee certifies that the Company has achieved the following performance metrics (each a “Performance Metric”):

Performance Metric	Weight	Target	Above Target	Outstanding
Three Year Average Revenue Growth Rate	33%	25%	30%	35%
Operating Income as a Percentage of Revenue (Three Year Target)	33%	15%	20%	25%
Return on Invested Capital (Three Year Target)	33%	14%	22%	30%

(b)The performance period (the “Performance Period”) shall commence on January 1, 2017 and terminate on December 31, 2019. The Committee shall certify whether the Company has achieved the Performance Metrics as soon as administratively feasible following the end of the Performance Period, but in no event later than 90 days following the end of the Performance Period. The Committee, in its sole discretion, shall have the right to determine how the Performance Metrics are defined and whether they have been achieved.
(c)The vesting of the Award will be weighted 33% for each of the three Performance Metrics. Separately from the other Performance Metrics, each Performance Metric will determine the vesting for 22,253 Units subject to this Award. The number of Units that will vest for each Performance Metric on the Vesting Date shall be determined as follows: (i) if the “Target” level for such Performance Metric is not achieved, none of the Units relating to such Performance Metric will vest; (ii) if the “Target” level for such Performance Metric is achieved, 50% of the Units relating to such Performance Metric will vest; (iii) if the “Above Target” level for such Performance Metric is achieved, 75% of the Units relating to such Performance Metric will vest; and (iv) if the “Outstanding” level for such Performance Metric is achieved, 100% of the Units relating to such Performance Metric will vest.
1.    Restrictions on Transfer. Until the Units vest pursuant to Section 2 hereof or unless the Committee determines otherwise, none of the Units may be transferred other than by will or by the laws of descent and distribution and no Units may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate. The Committee may establish procedures as it deems appropriate for Participant to designate a person or persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to the Units in the event of the Participant’s death.
2.    Forfeiture. Except as otherwise determined by the Committee, upon Participant’s termination of providing service as an Eligible Person for the Company or any Affiliate (“Service”) (in either case, as determined under criteria established by the Committee) prior to vesting of the Units pursuant to Section 2 hereof, all unvested Units held by such Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may waive in whole or in part any or all remaining restrictions with respect to the unvested Units. Upon forfeiture, Participant will no longer have any rights relating to the unvested Units.
3.    Miscellaneous
(a)    Issuance of Shares. As soon as administratively practicable following the Vesting Date, and the Participant’s satisfaction of any required tax withholding obligations (but in no event later than 60 days following the Vesting Date), the Company shall cause to be issued and delivered to the Participant a certificate or certificates evidencing Shares registered in the name of the Participant (or in the name of the Participant’s legal representatives, beneficiaries or heirs, as the case may be) or to instruct the Company’s transfer agent to electronically deliver such shares to the respective Participant. The number of Shares issued shall equal the number of Units vested, reduced as necessary to cover applicable withholding obligations in accordance with Section 5(c) hereof. If it is administratively impracticable to issue Shares within the time frame described above because issuances of Shares are prohibited or restricted pursuant to the policies of the Company that are reasonably designed to ensure compliance with applicable securities laws or stock exchange rules, then such issuance shall be delayed until such prohibitions or restrictions lapse.
(b)    No Rights as Shareholder. Units are not actual Shares, but rather, represent a right to receive Shares according to the terms and conditions set forth herein and the terms of the Plan. Accordingly, the issuance of a Unit shall not entitle the Participant to any of the rights or benefits generally accorded to shareholders unless and until a Share is actually issued under Section 5(a) hereof.
(c)    Taxes. The Participant hereby agrees to make adequate provision for any sums required to satisfy the applicable federal, state, local or foreign employment, social insurance, payroll, income or other tax withholding obligations (the “Withholding Obligations”) that arise in connection with this Agreement. The Company may establish procedures to ensure satisfaction of all applicable Withholding Obligations arising in connection with this Agreement, including any means permitted in Section 8 of the Plan. The Participant hereby authorizes the Company, at its sole discretion and subject to any limitations under applicable law, to satisfy any such Tax Obligations by (1) withholding a portion of the Shares otherwise to be issued in payment of the Units having a value equal to the amount of Withholding Obligations in accordance with such rules as the Company may from time to time establish; provided, however, that the amount of the Shares so withheld shall not exceed the amount necessary to satisfy the required Withholding Obligations using applicable minimum statutory withholding rates; (2) withholding from the wages and other cash compensation payable to the Participant or by causing the Participant to tender a cash payment or other Shares to the Company; or (3) selling on the Participant’s behalf (using any brokerage firm determined acceptable to the Company for such purpose) a portion of the Shares issued in payment of the Units as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Withholding Obligations; provided, however, that if Participant is a Section 16 officer of the Company under the Exchange Act, then the Committee shall establish the method of withholding from the above alternatives and, if the Committee does not exercise its discretion prior to the withholding event, then Participant shall be entitled to elect the method of withholding from the alternatives above. The Participant shall be responsible for all brokerage fees and other costs of sale, and the Participant further agrees to indemnify and hold the Company harmless from any losses, costs, damages or expenses relating to any such sale. The Company may refuse to deliver Shares if the Participant fails to comply with the Participant’s obligations in connection with the Withholding Obligations described in this paragraph.
(d)    Plan Provisions Control. This Award is subject to the terms and conditions of the Plan, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. In addition, this Award is subject to the rules and regulations promulgated pursuant to the Plan, now or hereafter in effect. A copy of the Plan will be furnished upon request of the Participant. In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control. This Agreement (and any addendum hereto) and the Plan together constitute the entire agreement between the parties hereto with regard to the subject matter hereof.
(e)     No Right to Employment. The issuance of the Award shall not be construed as giving Participant the right to be retained in the employ, or as giving a director of the Company or an Affiliate the right to continue as a director of the Company or an Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment or position at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss Participant from employment, or terminate the term of a director of the Company or an Affiliate, free from any liability or any claim under the Plan or the Agreement. Nothing in the Agreement shall confer on any person any legal or equitable right against the Company or any Affiliate, directly or indirectly, or give rise to any cause of action at law or in equity against the Company or an Affiliate. The Award granted hereunder shall not form any part of the wages or salary of Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Affiliate be entitled to any compensation for any loss of any right or benefit under the Agreement or Plan which such employee might otherwise have enjoyed but for termination of employment, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise. By participating in the Plan, Participant shall be deemed to have accepted all the conditions of the Plan and the Agreement and the terms and conditions of any rules and regulations adopted by the Committee (as defined in the Plan) and shall be fully bound thereby.
(f)    Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the State of Nevada.
(g)    Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.
(h)    No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other person.
(i)    Section 409A Provisions. The payment of Shares under this Agreement are intended to be exempt from the application of section 409A of the Internal Revenue Code, as amended (“Section 409A”) by reason of the short-term deferral exemption set forth in Treasury Regulation §1.409A-1(b)(4). Notwithstanding anything in the Plan or this Agreement to the contrary, to the extent that any amount or benefit hereunder that constitutes “deferred compensation” to the Participant under section 409A of the Internal Revenue Code, as amended (“Section 409A”) and applicable guidance thereunder is otherwise payable or distributable to the Participant under the Plan or this Agreement solely due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such disability or separation from service meet the definition of disability, or separation from service, as the case may be, in Section 409A(a)(2)(A) of the Code and applicable final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise (including, but not limited to, a payment made pursuant to an involuntary separation arrangement that is exempt from Section 409A under the “short-term deferral” exception). Any payment or distribution that otherwise would be made to a Participant who is a specified employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is six months after the date of the specified employee’s separation from service (or if earlier, upon the specified employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short term deferral exemption or otherwise.
(j)    Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.
(k)    Securities Matters. The Company shall not be required, and shall not have any liability for failure, to deliver Shares until the requirements of any federal or state securities or other laws, rules or regulations (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied.
(l)    Consultation with Professional Tax and Investment Advisors. The Participant acknowledges that the grant, exercise, vesting or any payment with respect to this Award, and the sale or other taxable disposition of the Shares acquired pursuant to the exercise thereof, may have tax consequences pursuant to the Internal Revenue Code of 1986, as amended, or under local, state or international tax laws. The Participant further acknowledges that the Participant is relying solely and exclusively on the Participant’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Finally, the Participant understands and agrees that any and all tax consequences resulting from the Award and its grant, exercise, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Plan, is solely and exclusively the responsibility of the Participant without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse the Participant for such taxes or other items.

[Signature page follows]

94029757.3 0059466-00001

IN WITNESS WHEREOF, the Company and Participant have executed this Agreement as of the Effective Date.

PROFIRE ENERGY, INC. By: /s/ Brenton W. Hatch Name: Brenton W. Hatch Title: Chief Executive Officer PARTICIPANT: /s/Ryan W. Oviatt Ryan W. Oviatt

94029757.3 0059466-00001